Exhibit 10.9

Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that we treat as private or confidential.

Confidential

To: JAJI (Shanghai) Co., Ltd.

Date: June 21, 2023

To whom it may concern:

Bank credit(Credit letter number:CN11095286399-230412-JAJI SH)

Based on our recent discussions with you, we hereby confirm that we agree to grant you the following uncommitted bank credit (“Credit”) in accordance with the specific terms and conditions stated in this letter, subject to the completion of the following guarantees and prerequisites to our satisfaction.

Although there may be any contrary provisions in this letter of authorization, application for credit use, or any other documents related to the credit, our bank’s provision of credit is subject to the following conditions:

●	Our bank has the right to unilaterally suspend or cancel any unused credit facilities at any time or decide whether to allow the use of any unused credit facilities;

●	Our bank has the right to review this credit facility at any time, at least once a year; also

●	Our bank has the right to demand immediate repayment of relevant loans at any time, including the right to immediately provide cash guarantees for expected and contingent liabilities.

The credit (if any) that have been used by you before signing this letter of credit shall be deemed as the credit under this letter of credit, and shall also be subject to the relevant provisions of this letter of credit, and shall be guaranteed by the guarantees mentioned in this letter of credit.

This letter of authorization consists of the main body of the credit letter, special credit terms, general credit terms, and relevant attachments (if any).

Borrower: JAJI (Shanghai) Co., Ltd.

Lender: HSBC Bank (China) Limited Shanghai Branch

Debtor: Borrower and each person providing any guarantee (“Guarantee”) in the “Guarantee” paragraph (“Guarantor”)

Credit amount: A revolving loan facility with a maximum limit of RMB 10,000,000.

Financing Document: This letter of authorization and each document containing the guarantee (the “Guarantee Document”).

Guarantee: As a guarantee, in addition to the guarantees required under the relevant special credit terms (if any), our bank must also hold:

Guarantee issued by CLPS Shanghai Co., Ltd.

Prerequisite：Before the borrower uses any credit facility, the lender shall have received the following documents and certificates in form and substance satisfactory to the lender：

(1)	Certified copies of all government approvals and supporting documents regarding the borrower’s status, which are identical to the original.

(2)	The original or certified copy of the borrower’s internal authorization document, which strictly approves or authorizes others to approve the credit granted under this letter in accordance with its articles of association and relevant laws, and authorizes one or more specific persons to sign and/or submit this letter of credit and other documents and notices related to the credit granted under this letter.

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(3)	If the credit has one or more guarantees:

(a)	The original of the guarantee document duly signed by all parties involved;

(b)	Certified copies of all government approvals and supporting documents regarding the guarantor’s status that are identical to the original;

(c)	The original or certified copy of the guarantor’s internal authorization document, which is strictly in accordance with the provisions of its organizational documents and relevant laws, or (authorized by others) to provide guarantees, and authorizes one or more specific persons to sign and/or submit guarantee documents and other relevant documents and notices;

(d)	Proof that the guarantee has been properly created and perfected, if applicable; and

(e)	If the guarantee is a personal guarantee, the original personal net asset statement issued by the guarantor and (if requested by the lender) the corresponding guarantor’s asset certification materials.

(4)	A legal opinion issued by a qualified lawyer accepted by the lender on the relevant matters of the financing documents, if applicable.

(5)	If a guarantor is established in a jurisdiction different from the jurisdiction of the security documents to which it is a party, the guarantor has designated a service agent acceptable to the lender for the delivery of the security documents to which it is a party in the jurisdiction of the court, and the service agent has accepted the specified proof.

(6)	The borrower has opened a loan disbursement account with the lender.

(7)	In the special credit terms of a certain type of credit, the borrower is required to submit other documents or materials before using the credit.

(8)	Other documents or materials that the lender may reasonably request in connection with this letter of authorization or the facilities under it.

Declaration:

The borrower makes the following representations and warranties to the lender:

(1)	The borrower, any of its subsidiaries, any director, officer, employee, agent, or affiliated person of the borrower or any of its subsidiaries is not a target or subject of any laws or regulations (“Sanctions”) imposed, promulgated, or enforced by any government or statutory authority that restrict or prohibit trade or financial transactions, or (b) located in Established or residing in a country or region that is the target or subject of sanctions, unless such representation/guarantee would result in a violation of any applicable Chinese laws and regulations;

(2)	The borrower is unaware of and has not taken any action that may directly or indirectly result in a violation of any applicable anti bribery and anti-corruption laws (the “applicable anti bribery and anti-corruption laws”, including but not limited to any anti bribery and anti-corruption laws, regulations, rules, and rules of each borrower and lender’s place of incorporation and/or business), and to the best of its knowledge, any director, officer The agent, employee, or manager, or other person acting on behalf of the borrower or its subsidiaries, is not aware of or has not taken any such action; and

(3)	The borrower and (to the best of its knowledge) its affiliates’ business operations comply with any applicable anti bribery and anti-corruption laws, and have developed and maintained corresponding policies and systems to ensure that their business operations will continue to comply with applicable anti bribery and anti-corruption laws, and such policies and systems are reasonably expected to ensure that their business operations will continue to comply with applicable anti bribery and anti-corruption laws.

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Commitment:

During the period when the borrower can use the credit facility and as long as there are any outstanding payments under this letter, the borrower shall comply with the following commitments:

(1)	Without derogating from any security or other priority rights (if any) enjoyed by the lender, the borrower shall ensure that the credit granted under this credit letter has at least the same status as all current and future unsecured loans of the borrower.

(2)	Without the prior written consent of the lender, the borrower shall not establish or attempt to establish or allow to exist any mortgage, floating charge, charge, pledge, lien or other priority interest on all or any part of its existing or future assets, or allow any lien or other priority interest to arise on such assets (except for liens arising in the normal course of transactions in accordance with legal provisions).

(3)	The borrower shall provide the debtor’s audited or (if there are no audited semi-annual financial statements at that time) unaudited semi-annual financial statements and audited annual financial statements prepared by qualified accountants to the lender as soon as they are ready. The semi-annual financial statements shall be submitted to the lender no later than 90 days after the end of the half financial year, The annual financial statements must be submitted to the lender no later than 120 days after the end of the financial year.

(4)	The borrower shall immediately provide the lender with other financial or operational information related to the borrower as reasonably requested by the lender upon request.

(5)	The borrower undertakes that it will only use the credit funds in any way that will not cause it or any other person (including any person participating in this credit facility, whether as a management agent, arranger, issuer, lender, underwriter, consultant, investor or otherwise) to violate sanctions, or directly or indirectly lend, pay, or otherwise provide the credit funds to any subsidiary, joint venture partner or other person, Unless compliance with such commitments results in a violation of any applicable Chinese laws and regulations.

(6)	The borrower shall ensure that no part of the credit funds is directly or indirectly used for payments that may result in a violation of any applicable anti bribery and anti-corruption laws.

(7)	The borrower shall comply with all other commitments (if any) in the special credit terms.

(8)	The borrower shall promptly report to the lender the status of internal related party transactions with a total amount of more than 10% of its net assets at that time, and provide detailed information necessary to enable the lender to understand and satisfy the relationship between the borrower and the relevant contractual parties, as well as the nature, transaction volume, scale, and pricing mechanism of such internal related party transactions within the group.

(9)	The borrower shall comply with the borrower’s commitments listed in Article 21 of the Interim Measures for the Management of Working Capital Loans issued by the China Banking and Insurance Regulatory Commission on February 12, 2010.

(10)	The borrower shall open a fund withdrawal account with the lender, or (if the fund withdrawal account is opened at a bank other than the lender) immediately provide the lender with information on the inflow and outflow of funds from such account upon request.

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Governing law:

This letter is governed by and interpreted in accordance with Chinese law.

Jurisdiction:

The borrower agrees to accept the jurisdiction of the court where the lender’s main place of business is located. The lender also has the right to file a lawsuit against the borrower in any other court with jurisdiction regarding this letter of authorization.

Loci solutionis:

The place of performance of this letter of authorization is the location of the lender’s main place of business.

Contact information and delivery:

The borrower confirms that the contact information address (including address, email, fax number) listed in this letter of authorization or notified to the lender in writing, and the contact information address (including address, email, fax number) of its or (if applicable) its delivery agent, is the contact information for receiving notices or documents under or related to this letter of authorization or the credit, And the contact information for the court or arbitration institution to serve litigation or arbitration legal documents in litigation (including but not limited to first instance, second instance, retrial, execution) and arbitration proceedings.

For the purpose of this clause, the borrower’s contact information is as follows:

Address: Room 511, Building 1, Ipace, No. 2966 Jinke Road, Pudong New Area, Shanghai, China

Email: [***]

Fax: NA

If the borrower changes their contact information, they shall notify the lender, relevant courts or arbitration institutions in writing in advance. For lenders, relevant courts, or arbitration institutions that have not received a written notice of change, their service in accordance with the original contact information of the borrower before the change shall still be deemed effective. The borrower shall bear the adverse consequences caused by inaccurate contact information or changes in contact information without prior written notice.

Notices, documents, litigation or arbitration legal documents sent to the borrower’s designated contact information shall be deemed delivered at the earliest of the following times: (a) if delivered by personal delivery, the delivery date shall be deemed as the delivery date; (b) If delivered by registered mail, express delivery, express delivery, or other postal methods, the third day after mailing (with a postmark as proof) shall be the date of delivery; (c) If delivered by email or fax, the delivery date shall be the date displayed by the sender’s email or fax system as having been sent. The borrower hereby confirms that the lender has informed them of these terms and related risks, and the borrower has fully understood and independently decided to accept the constraints of these terms.

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Without affecting our rights under any other document related to this matter, we may disclose any information provided by or related to you to any member of the HSBC Group, any transferee or potential transferee of any part of the credit, any supplier of our bank, or any creditor of your company on a confidential basis and to the extent permitted by applicable Chinese law.

This credit offer is valid until the end of business on September 13, 2023 (the “Final Acceptance Date”). You may accept this credit offer within the aforementioned period. If it is not accepted by the deadline, this credit offer will be deemed invalid (unless otherwise agreed by our bank).

Please arrange for your authorized signatory to sign a copy of this letter of authorization and return it to our bank as a sign of your understanding and acceptance of the terms and conditions of this letter of authorization.

By signing a copy of this letter of authorization and returning it to our bank, you shall be deemed to have recognized the credit facilities under this letter of authorization as uncommitted. Any content under this letter of authorization, including any terms related to prerequisites, representations and warranties, commitments or events of default (if any), shall not prejudice our bank’s unilateral suspension or cancellation of any unused credit facilities at any time Do not allow the use of any unused credit facilities or the right to demand repayment of any credit facilities (including immediate cash guarantees for expected and contingent liabilities) in accordance with the provisions of this letter of authorization.

We look forward to establishing a mutually beneficial and lasting business relationship with you.

Best regards!

HSBC Bank (China) Limited Shanghai Branch

Title: SVP RM

Authorized Signatory: /s/ Danny Luo

Accept the above credit letter

JAJI (Shanghai) Co., Ltd.

Authorized Signatory: /s/ Jian Xu

(Seal): [Company seal affixed]

Date: July 10, 2023

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Special credit terms

RMB Revolving Loan Facility

Application

This credit facility can only be used to meet the borrower’s working capital needs, including (1) the purchase of goods, raw materials, and production materials, (2) remuneration, wages, fees, and other expenses, and (3) other working capital needs recognized by the lender.

Credit usage conditions

(a)	The currency used for the credit is RMB.

(b)	The borrower may submit a credit application form and content satisfactory to the lender at least three working days in advance of the proposed credit use date to apply for credit use.

(c)	The term of each loan must be one, three, or six months, or such other term as the lender may agree, and the cumulative term of its extension or renewal shall not exceed 12 months, unless otherwise agreed upon by the lender and the borrower, and the agreed term shall comply with relevant laws and regulations.

Interest

The applicable interest rate for each loan shall be determined by the lender and borrower prior to the credit use date and (if applicable) renewal date of the loan, and shall be included in the loan credit use application and (if applicable) renewal notice.

Default interest

The borrower shall pay default interest at the following rate for overdue payments (including those not paid at the request of the lender) under this credit facility or loan funds not used for the purposes listed in this letter, from the due date (including that date) or (as the case may be) embezzlement date (including that date) to the actual payment date (including before and after judgment):

(a)	Overdue payment: 150% of the applicable interest rate for the loan mentioned above; or

(b)	Appropriation of funds: 200% of the applicable interest rate for the loan mentioned above.

Early repayment

The borrower may, with the prior consent of the lender, notify the lender at least five working days in advance to fully repay a loan or partially repay the loan.

Loan fund disbursement

The disbursement of loan funds should comply with the provisions of general credit terms.

For the purpose of general credit terms, the payment limit for “bank entrusted payment” is RMB 0 or its equivalent currency.

Non-working day

If the due date of any payable under or in connection with this credit facility is not a working day, the due date shall be adjusted to the previous working day.

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General credit terms

1. Illustration

The following terms apply to the bank facilities granted to the borrower by HSBC Bank (China) Limited (acting through any or more branches) (the “Bank”) and form an integral part of the credit letter applicable to the borrower, as amended from time to time (including special credit terms and attachments (if any), the “Credit Letter”).

If the main text of the letter of authorization is inconsistent with the special credit terms of a certain credit facility, the special credit terms of that credit facility shall prevail for that credit facility (but without prejudice to the bank’s right to unilaterally suspend or cancel any unused credit facility at any time, not allow the use of any unused credit facility, or demand repayment of any credit facility in accordance with the provisions of this credit letter (including requiring immediate cash guarantee for expected and contingent liabilities).

2. Definition and Interpretation

2.1 Definition

In this Terms and Conditions and Credit Letter:

“Loan” refers to, in relation to a certain credit facility, the outstanding principal balance of the loan or disbursement issued or to be issued under that credit facility or (as the case may be) at that time.

“Electronic channels” refer to (a) the HSBC Group’s electronic banking system; (b) Regarding the acceptance, discount, or margin application of electronic commercial bills, the bill market infrastructure recognized by the People’s Bank of China; And/or (c) any electronic platform used by banks, borrowers, and/or any other person to make or receive any instructions, claims, or other communications regarding any trade facility.

“Fixed Interest Date” means, in relation to a particular Interest Period:

(a)	If it is EUROBOR, the first two TARGET days of the first day of the period;

(b)	If it is HIBOR, LPR, or SHIBOR, the first day of the period;

(c)	If it is LIBOR, the first two London working days of the first day of the period;

(d)	If it is TIBOR, the first two Tokyo working days of the first day of the period,

In any case, if the above market practices differ from those in the relevant interbank market, the fixing date will be determined by the lender based on the market practices in the relevant interbank market (if the quotation is usually given by leading banks in the relevant interbank market on different dates, the fixing date will be the last of these dates).

“Tokyo Business Day” refers to the day on which banks generally open for business in Tokyo (excluding Saturdays and Sundays).

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“EURIBOR” means, in relation to the use of a certain credit facility or (if applicable) the use of funds, the following interest rates quoted at 11:00 am on the interest date for a period equal to the interest period of the euro and the use of the credit facility or (if applicable) use of funds:

(a)	The applicable screen interest rate; or

(b)	(If there is no applicable screen interest rate for the interest period of the use of the credit or (if applicable) the use of the funds, the calculated screen interest rate for the use of the credit or (if applicable) the use of the funds, or the interest rate reported by the lender that is applicable to the borrowing of Euro funds in the relevant interbank market for the relevant period (assuming that the lender is requesting and accepting reasonable market amounts of Euro deposits provided by interbank banks for the relevant period); or

(c)	(If there is no applicable screen interest rate for the currency in which the credit facility is used or (if applicable) the funds are used) the interest rate quoted by the lender for the relevant period in the interbank market applicable to the borrowing of euro funds (assuming that the lender is requesting and accepting a reasonable market amount of euro deposits provided by interbank banks for the relevant period),

If any such interest rate falls below zero, then EURIBOR will be considered zero.

“Working day” refers to the day on which banks generally open for business in China.

“HIBOR” means, in relation to the use of a certain facility or (if applicable) the use of funds, the following interest rates quoted at 11:00 am on the fixing day for a period equal to the interest period of Hong Kong dollars and the use of such facility or (if applicable) funds:

(a)	The applicable screen interest rate; or

(b)	(If there is no applicable screen interest rate for the interest period of the use of the credit or (if applicable) the use of the funds, the calculated screen interest rate for the use of the credit or (if applicable) the use of the funds, or the interest rate reported by the lender that is applicable to the Hong Kong dollar funds that can be borrowed in the relevant interbank market for the relevant period (assuming that the lender is requesting and accepting a reasonable market amount of Hong Kong dollar deposits provided by interbank banks for the relevant period); or

(c)	(If there is no applicable screen interest rate for the currency in which the credit facility is used or (if applicable) the funds are used) the interest rate quoted by the lender that is applicable to the Hong Kong dollar funds it can borrow in the relevant interbank market for the relevant period (assuming the lender is requesting and accepting a reasonable market amount of Hong Kong dollar deposits provided by interbank banks for the relevant period),

If any such interest rate falls below zero, then HIBOR will be considered zero.

“HSBC Group” means HSBC Holdings plc, its subsidiaries, related companies, affiliates and organizations, and any of their branches; HSBC Group members or institutions should provide corresponding explanations.

“Overseas person” refers to an individual holding a foreign passport (excluding a Chinese passport) or other person established outside of China.

“Interest Period” refers to each period determined under these terms and conditions for calculating credit interest.

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“LIBOR” means, in relation to the use of a certain credit facility or (if applicable) the use of funds, the following interest rates quoted at 11:00 am on the interest date for a period equal to the interest period of the credit facility or (if applicable) the use of funds in the same currency as the interest period of the credit facility or (if applicable) the use of funds:

(a)	The applicable screen interest rate; or

(b)	(If there is no applicable screen interest rate for the interest period of the use of the credit or (if applicable) the use of funds, the calculated screen interest rate for the use of the credit or (if applicable) the use of funds, or the rate reported by the lender The interest rate applicable to the borrower’s borrowing of funds in the relevant interbank market for the relevant period using the credit facility or (if applicable) using the currency of the funds (assuming that the lender requests and accepts a reasonable market amount of the credit facility or (if applicable) deposits using the currency of the funds provided by interbank banks for the relevant period); or

(c)	(If there is no applicable screen interest rate for the currency in which the credit is used or (if applicable) the currency in which the funds are used, the interest rate quoted by the lender for the period in which the credit can be borrowed in the relevant interbank market or (if applicable) the currency in which the funds are used (assuming that the lender is requesting and accepting a reasonable market amount of the credit provided by the interbank for the relevant period or (if applicable) deposits in the currency in which the funds are used),

If any such interest rate falls below zero, LIBOR will be considered zero.

“LPR”, unless otherwise specified in the special credit terms, refers to:

(a)	For a certain credit usage (excluding credit usage under paragraph (b) below), the loan market quoted interest rate for RMB loans for the corresponding period specified in the special credit terms or (as the case may be) credit usage application, as announced by the National Interbank Funding Center of China on the applicable interest rate date or (if not announced on that date) the latest published before that date; and

(b)	In terms of the daily overdraft balance or daily balance of funds used on a certain day, the loan market quoted interest rate for a one-year RMB loan published by China’s National Interbank Funding Center on that day or (if not published on that day) the latest published before that day.

“London working day” refers to the day on which commercial banks generally open for business in London (including interbank lending) (excluding Saturdays and Sundays).

“Screen interest rate” refers to:

(a)	In the case of EURIBOR, on page EURIBOR01 of the Thomson Reuters screen (or any replacement page of Thomson Reuters that displays interest rates) or on appropriate pages of other information services that replace Thomson Reuters from time to time that publish interest rates (without correction, recalculation, or republication by the administrator) The Eurointerbank offered interest rate for the relevant period managed by the European Money Markets Institute (or any other person responsible for managing this rate). If the page or service of the agreement no longer provides services, the lender may, after consultation with the borrower, designate other pages or services that display relevant interest rates;

(b)	In the case of HIBOR, the Hong Kong interbank offered rate for the relevant period displayed on the HKABHIBOR page of the Reuters screen (or any replacement page of Reuters that displays relevant interest rates) or on the appropriate page of other information services that may be published by Reuters from time to time regarding interest rates. If the page or service of the agreement no longer provides services, the lender may, after consultation with the borrower, designate other pages or services that display relevant interest rates; and

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(c)	In terms of LIBOR, the London Interbank Offered Rate (LIBOR) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement page of Thomson Reuters that displays relevant interest rates) or other information services that replace Thomson Reuters from time to time, managed by ICE Benchmark Administration Limited (or any other person responsible for managing such interest rates). If the page or service of the agreement no longer provides services, the lender may, after consultation with the borrower, designate other pages or services that display relevant interest rates.

(d)	In terms of TIBOR, the Tokyo Interbank Offered Rate for the relevant period displayed on page 17097 of Thomson Reuters screen and designated as Japanese yen TIBOR, managed by Ippan Shadan Hojin JBA TIBOR Administration (or any other person responsible for managing this rate). If the screen page is replaced, does not exist, or no longer provides services, the lender may specify other pages or services that display relevant interest rates.

“Person” refers to an individual, enterprise, company, legal person or unincorporated entity.

“SHIBOR” refers to:

(a)	For the use of a certain credit facility (excluding the use of credit facilities under paragraph (b) below), the Shanghai Interbank Offered Rate (SIBOR) for RMB loans with a term equivalent to the interest period of the credit facility, published by the National Interbank Funding Center of China on the applicable fixed interest date or (if that day is not a working day) the previous working day; and

(b)	As for the daily overdraft balance or daily balance of funds used on a certain day, the Shanghai Interbank Offered Rate (SIBOR) applicable to overnight RMB lending announced by China’s National Interbank Funding Center on that day or (if that day is not a working day) the previous working day,

And,

(i)	If any such interest rate falls below zero, SHIBOR will be considered zero; And

(ii)	If the financing cost exceeds SHIBOR at the discretion of the bank, SHIBOR will be considered as the designated financing cost by the bank.

“Credit use” refers to the withdrawal or use of loans, overdrafts, or other facilities, or the extension or renewal of loans, overdrafts, or other facilities.

“Credit Use Date” refers to the date on which the credit is used.

“Application for Credit Use” refers to the application or request for credit use.

“Standard Trade Terms” means the bank’s standard trade terms (as amended from time to time). The borrower can obtain, read, and print the standard trade terms through www.gbm.hsbc.com gtrfstt, or obtain them from their account manager. The “customer” mentioned in the standard trade terms refers to the borrower.

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“TARGET2” refers to the Trans European Automated Real time Gross Settlement Express Transfer, which was put into use on November 19, 2007 and uses a single shared platform.

“TARGET Day” refers to the day on which TARGET2 provides Euro payment settlement.

“Overdraft” refers to the overdraft granted or to be granted under the overdraft facility, or (as the case may be) the outstanding principal balance of such overdraft at that time.

“TIBOR” means, in relation to the use of a certain credit facility or (if applicable) the use of funds, the following interest rates quoted at approximately 11 a.m. on the interest date for a period equal to the interest period of Japanese yen and the use of such credit facility or (if applicable) funds:

(a)	The applicable screen interest rate; or

(b)	(If there is no applicable screen interest rate for the interest period of the use of the credit or (if applicable) the use of funds, the calculated screen interest rate for the use of the credit or (if applicable) the use of funds, or the interest rate quoted by the lender for borrowing yen funds in the relevant interbank market for the relevant period (assuming that the lender is requesting and accepting reasonable market amounts of yen deposits provided by interbank banks for the relevant period); or

(c)	(If there is no applicable screen interest rate for the currency in which the credit facility is used or (if applicable) the funds are used) the interest rate quoted by the lender that is applicable to the borrowing of Japanese yen funds in the relevant interbank market for the relevant period (assuming the lender is requesting and accepting a reasonable market amount of Japanese yen deposits provided by interbank banks for the relevant period),

If any such interest rate falls below zero, then TIBOR will be considered zero.

“Calculated screen interest rate” refers to the interest rate (adjusted to the same decimal places as the relevant screen interest rates) calculated on a straight-line basis between EURIBOR, HIBOR, LIBOR, or TIBOR for the use of a certain credit facility or (if applicable) the use of funds:

(a)	The screen interest rate applicable for the longest period of interest period shorter than the use of the credit or (if applicable) the use of funds (during which there is an applicable screen interest rate); and

(b)	The screen interest rate applicable to the shortest period of interest period exceeding the use of the credit or (if applicable) the use of funds (during which there is an applicable screen interest rate),

The currency in which the credit facility is used or (if applicable) the funds are used shall be reported at 11am on the interest rate fixing day.

“Foreign exchange rate” refers to the exchange rate used in the relevant foreign exchange market at the time when one currency is exchanged for another currency, as determined by the bank. Such decision by the bank is final and binding on the borrower.

“Relevant interbank market” refers to the Chinese interbank market (in the case of SHIBOR, LPR or RMB), the European interbank market (in the case of EURIBOR or Euro), the Hong Kong interbank market (in the case of HIBOR or HKD), the London interbank market (in the case of LIBOR or USD), or the Tokyo interbank market (in the case of TIBOR or JPY).

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“Central Bank” refers to the People’s Bank of China (including its successors).

“China” refers to the People’s Republic of China.

2.2 Interpretation

(a)	Any reference to any agreement or document refers to that agreement or document as amended, transferred, supplemented, extended or restated from time to time.

(b)	Any reference to any provision of laws and regulations refers to such provision as may be amended or reissued from time to time and includes any substitute provision.

(c)	Words in the singular form include their plural form, and vice versa.

(d)	The equivalent amount of currency A and currency B shall be calculated at any time based on the purchase price of currency A announced by the bank.

(e)	The terms and conditions in the special credit terms of a certain type of credit under a certain credit segment (if applicable) only apply to that type of credit under that credit segment (if applicable).

(f)	In this credit letter, any reference to China does not include the following specific jurisdictions in China: Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan.

(g)	If there are two or more borrowers:

(i)	The ‘borrower’ should be interpreted accordingly;

(ii)	This letter of authorization is binding on each borrower, even if it is not binding on any other borrower or any other person who is bound by it;

(iii)	If all or part of the terms of this letter of credit cannot be enforced by any borrower at any time for any reason (including the failure of any borrower to sign this letter of credit), this letter of credit shall remain binding on and enforceable against other borrowers as if this letter of credit had been made solely by such other borrowers;

(iv)	The bank may handle any matter separately with any borrower, including releasing the borrower’s liability to any extent, without affecting the liability of any other borrower; And

(v)	Any borrower shall not enjoy the rights or remedies enjoyed by other borrowers.

3. Calculation and payment of interest and other expenses

3.1 All accrued interest or other fees periodically charged under the credit line shall be charged on a daily basis based on the actual number of days on a 360 day basis. However, the calculation of interest on amounts denominated in pounds sterling, Hong Kong dollars, Japanese yen, or Australian dollars shall be charged on a 365 day basis on a daily basis based on the actual number of days.

3.2 The lender and borrower may separately agree on interest rates for any credit facility, any credit use, or any time period, which shall be included in the relevant credit use application or (if applicable) renewal notice, interest letter, modification letter, or other documents with similar effects.

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3.3 If any reference interest rate (such as LIBOR) used in this letter of authorization is below zero, for the purpose of this letter of authorization, such interest rate shall be deemed to be equal to zero.

3.4

(a)	The borrower shall pay the interest generated from the use of each credit facility on the last day of each interest period under that credit facility. The interest period for each credit usage is equivalent to the initial term of the credit usage, or the duration agreed upon by the borrower and the bank and included in the special credit terms of the relevant credit or the credit usage application for the credit usage. The interest period for credit use starts from the date of credit use or (if already used) the last day of the previous interest period.

(b)	Despite the provisions of paragraph (a) above, if a certain credit use is or should be fully repaid, prepaid, or otherwise fully repaid, or declared to be immediately due and payable by the bank, the current interest period of the credit use shall end on the date of such repayment, prepayment, or repayment or (as declared by the bank) the date on which it should be paid.

(c)	Despite the provisions of paragraph (a) above, the borrower and the bank may separately agree on the interest payment arrangement for a certain credit in the special credit terms of the credit.

3.5 The borrower shall immediately pay the default interest incurred under this credit letter upon request by the lender.

3.6 Unless otherwise agreed, the loan interest rates under this letter of authorization are all annual interest rates and calculated using the simple interest method. For the avoidance of doubt, any unpaid interest (including default interest) shall be compounded based on the interest period or such period as the lender may reasonably determine, but shall immediately become due and payable at any time.

3.7 If a loan is fully or partially repaid before its maturity date in accordance with this letter of authorization, the borrower shall, to the extent permitted by laws and regulations, pay prepayment compensation to the bank to compensate for the losses suffered by the bank due to its prepayment, that is, the interest reasonably determined by the bank that would have been received for the remaining period if it had not been repaid by the borrower in advance, Deducting the income that the bank can obtain by depositing the corresponding funds in the interbank market after the borrower pays off in advance. For the avoidance of doubt, this clause does not apply to situations where early repayment compensation may not be collected in accordance with relevant laws and regulations (including but not limited to the Notice on Further Regulating Credit Financing Charges to Reduce the Comprehensive Cost of Enterprise Financing (Yin Bao Jian Fa [2020] No. 18) (including the provision as amended or reissued from time to time).

4. Loan disbursement, credit utilization, and repayment

4.1 The various and all facilities under the credit letter are revolving credit facilities. Any funds already used under such credit can be renewed in accordance with the terms of the credit letter, and any credit that has been used and repaid can be reused on the first working day after repayment in accordance with the terms of the credit letter.

4.2 In terms of trade credit, although there may be any contrary provisions in this letter of authorization, if the relevant transaction does not comply with the bank’s operational requirements for such credit, the bank may, in its sole judgment, refuse to allow withdrawals under the trade credit.

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4.3 The borrower confirms that the credit application submitted to the bank through electronic channels is a true and valid application made on behalf of the borrower and is binding on the borrower.

4.4 The bank may, at its discretion, allow the borrower to use a certain credit facility in a currency different from the currency stated in this credit letter.

4.5 The credit application form is irrevocable and once accepted by the bank, together with the credit letter, constitutes an agreement for the relevant credit. If the application for credit use is inconsistent with the credit letter, the credit use in the application for credit use shall prevail.

4.6 The borrower shall repay or settle the credit use on the relevant maturity date, unless otherwise agreed in the relevant special credit terms.

4.7 The borrower shall not repay any credit in advance, unless otherwise agreed in the relevant special credit terms.

4.8 The minimum amount approved for early repayment of partial loans is RMB 1000000 or other amount agreed by the bank.

5. Use

5.1 The borrower shall strictly use the funds provided by the bank under this credit letter in accordance with the purposes listed in the credit letter, and comply with Chinese laws and regulations on the use of credit funds. The borrower shall not use the credit funds for any purpose prohibited by relevant Chinese laws and regulations, including but not limited to using the credit funds for equity investments, or engaging in speculative operations in the securities market, futures market, real estate market, or other similar fields with the credit funds, or transferring the funds, or purchasing other financial products for arbitrage.

5.2 If the borrower uses the credit facility under this letter of authorization to purchase vehicles, they shall ensure that the proposed principal amount for each credit facility used to purchase vehicles does not exceed 70% of the price of the proposed vehicle as shown in the relevant vehicle purchase contract and/or invoice.

6. Market disruption/increased costs

6.1 Market disruption

(a)	Subject to the consideration of paragraph (c) below and any other basis agreed upon in the agreement, if a market disruption event occurs during any interest period during which a credit is granted, the interest rate for that credit period shall be the annual interest rate of the sum of the following interest rates:

(i)	Margin (if applicable); and

(ii)	The annual interest rate notified to the borrower by the lender as soon as practical and in any case no later than five working days before the interest due and payable for that interest period, which represents the cost of funds obtained by the lender from a reasonably selected source of funds to provide for the use of the credit.

(b)	In this credit letter, “market disruption event” refers to:

(i)	Before or after noon on the fixed interest date of the relevant interest period, there is no applicable screen interest rate or SHIBOR, and the calculated screen interest rate (if applicable) cannot be calculated, and the lender is unable to provide a quotation for determining LIBOR, EURIBOR, HIBOR, SHIBOR, or TIBOR for the relevant interest period; or

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(ii)	At 5pm on the first working day after the interest date of the relevant interest period, the lender notifies the borrower that the cost of obtaining the corresponding deposit in the relevant interbank market exceeds LIBOR, EURIBOR, HIBOR, SHIBOR or TIBOR (as the case may be).

(c)	If a market disruption event occurs and the lender or borrower requests it, the lender and borrower shall engage in negotiations for a period not exceeding 30 days in order to reach an agreement on an alternative benchmark for determining interest rates.

(d)	For the avoidance of doubt, if no agreement is reached on any alternative benchmark at the end of the 30 day negotiation period, the interest rate shall continue to be determined in accordance with Article 6.1 (a).

6.2 Increased costs

If any applicable laws or regulations (or their interpretations) or any changes occur in the financial market of China (including but not limited to when the loan interest rate is calculated based on LPR), or due to the need to comply with any requirements of any regulatory agency/government department (whether or not having legal effect), and the bank believes that the above factors cause the provision of The bank reserves the right to redefine any interest rates, spreads, fees, and other charges contained in this letter of authorization in order to increase the cost of maintaining or financing the credit and/or reduce the net income obtained by the bank from the credit provided in this letter of authorization. Before reaching an agreement on the redefined interest margin, fees, other charges, or applicable benchmark interest rate, the bank may, after notifying the borrower, decide to charge the redefined interest or fees to compensate for the increased costs incurred by the bank and/or maintain the bank’s net income. If the changes in the above laws and regulations or the requirements of any regulatory agency/government department have retrospective effect, the borrower shall compensate the bank for any additional costs and/or decrease in the bank’s net income during the retrospective period within fifteen working days after receiving written notice from the bank. Unless the bank’s compensation requirements conflict with the mandatory requirements of relevant Chinese laws and regulations, the written notice issued by the bank regarding such compensation requirements shall be conclusive evidence of the compensation amount payable by the borrower to the bank.

7. Additional guarantees

If in fact or in the opinion of the bank, the value of the guarantees provided by the borrower or other guarantors for the credit facility under this letter of authorization decreases, the bank may request the borrower to provide additional guarantees in form and substance satisfactory to the bank.

The “guarantee” mentioned in this clause includes both the guarantee of the property and the guarantee of the person. The “decrease in the value of collateral” includes but is not limited to a decrease in the absolute value of collateral due to a decrease in the market price of collateral, adverse changes in the creditworthiness of the guarantor, and a decrease in the guarantee limit or any form of cash guarantee amount or evaluation value of collateral converted into the credit currency due to exchange rate fluctuations.

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8. Loan fund disbursement

8.1 Unless otherwise specified in the special credit terms, the disbursement of funds under the credit shall be carried out in accordance with this clause.

8.2 The use of credit granted under the working capital credit line for borrowers should:

(a)	(If the funds disbursed exceed the “bank entrusted payment” payment limit specified in the special credit terms of the credit), the following “bank entrusted payment” terms shall apply; or

(b)	In any other case, the following ‘borrower’s self payment’ clause applies.

8.3 “Bank entrusted payment” refers to if the bank receives the following documents three working days before the proposed credit use date, and confirms after reviewing the relevant transaction materials that the relevant transaction price has become due and payable and meets the agreed purpose of the (relevant) credit, The bank will pay the credit funds to the borrower’s loan issuance account on the proposed credit usage date and pay the credit funds to the borrower’s counterparty on the same day according to the borrower’s payment instructions:

(a)	The original application for credit use intended for credit use;

(b)	A certified copy of the transaction information (including but not limited to contracts and invoices related to the payment needs supported by the credit funds) that proves to be identical to the original; and

(c)	The original of the entrusted payment instruction instructing the bank to pay the credit funds to the relevant third-party counterparty.

8.4 The term “borrower’s independent payment” refers to the bank distributing the relevant credit funds to the borrower’s loan disbursement account after receiving the borrower’s credit utilization application; The borrower can pay the credit funds to a third party on their own. The borrower shall provide the bank with evidence and supporting documents related to the use of credit funds under the “borrower’s independent payment” method upon request.

8.5 Regarding the “bank entrusted payment”, the borrower hereby promises to the bank as follows:

(a)	The borrower, as the payment obligor under the relevant transaction, shall bear full responsibility for the appropriateness and/or correctness of each payment made under the bank’s entrusted payment method. The bank’s review of transaction information and payment based on it does not exempt or mitigate the borrower’s responsibility.

(b)	The borrower shall not instruct the bank to pay any credit funds to the borrower’s account with the same name at another bank, unless the borrower’s payment must be made through the account with the same name at another bank and the borrower must provide documents satisfactory to the bank to ensure that the use of credit funds paid to the same name account at another bank complies with regulatory requirements.

(c)	The borrower shall not split any single credit use or payment into several smaller credit use or payment amounts for the purpose of avoiding the “bank entrusted payment” payment limit listed in the special credit terms of the (relevant) credit.

8.6 The borrower confirms that, without affecting the bank’s other rights under this credit letter, the bank may from time to time (including but not limited to any of the following situations) review and modify the payment limit of “bank entrusted payment” and/or require any credit that would have been issued through “borrower’s independent payment” to be issued through “bank entrusted payment”:

(a)	The unused balance of the borrower’s previous credit use (if any) exceeds RMB 200000 (or equivalent foreign currency);

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(b)	The borrower divides a single credit use or payment into several smaller credit use or payment payments to avoid the payment limit requirement of “bank entrusted payment”;

(c)	The borrower did not provide the bank with evidence and supporting documents related to its use of credit through the “borrower’s independent payment” method when requested by the bank; or

(d)	The borrower did not use the credit funds as agreed in this letter, or there were other abnormal situations in the use of the credit funds.

9. Authorization for fees, taxes, and deductions

9.1 The bank and the borrower shall each pay their respective stamp duty for the credit facility.

9.2 All expenses incurred by the bank in modifying, restructuring, or exercising the bank’s rights in response to the borrower’s request (including but not limited to legal fees, but excluding stamp duty) shall be fully compensated by the borrower.

9.3 All principal, interest, fees, and other expenses shall be fully paid by the borrower, and the borrower shall not make any deduction or withholding of taxes, levies, duties, or any other nature from the amounts payable.

9.4 The bank may, at any time, offset any matured debts owed by the borrower to the bank (including but not limited to principal, interest, and other fees and payments due and payable under or in connection with the credit letter) against any matured or undue debts owed by the bank to the borrower, regardless of whether the payment place, bookkeeping bank, or currency of the aforementioned debts are the same. The above offset does not require further instructions from the borrower, nor does it require prior notice to the borrower, nor does the bank assume any responsibility towards the borrower as a result. If the currency of the above-mentioned debt is different, the borrower authorizes the bank to exchange any debt for the purpose of the aforementioned offset based on its usual foreign exchange rate in business.

10. Standard Trade Terms

This letter of award and any requests regarding trade services made in accordance with this letter of award will include standard trade terms as if they were fully listed in this letter of award or request. Borrower:

(a)	Confirm that they have read and understood the standard trade terms; as well as

(b)	Agree that this letter of authorization and any requests regarding trade services made in accordance with this letter of authorization will include standard trade terms, which shall apply to the trade services requested.

11. Transference

The bank has the right to transfer all or any part of its rights and/or obligations under or in connection with this letter of credit to any person upon written notice to the borrower (without the borrower’s consent).

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12. Related party transactions

The Hong Kong Banking (Risk Acceptance Limit) Rules (Chapter 155S) and its related regulations, as well as the China Banking and Insurance Regulatory Commission’s Management Measures for Related Party Transactions of Banking and Insurance Institutions (“Management Measures for Related Party Transactions”), impose certain restrictions on banks’ lending to individuals associated with the HSBC Group and providing loans with related party transaction nature. When accepting this letter of authorization, the borrower should inform the bank whether the borrower has any form of affiliated relationship with the HSBC Group or whether the borrower is a “related party” as defined in the related party transaction management measures. If the borrower fails to provide the above notification, the bank will assume that the borrower has no related relationship as mentioned above. If the borrower experiences the aforementioned affiliated relationship after accepting this letter, the borrower shall immediately notify the bank in writing.

13. Compliance actions

The borrower is aware and agrees:

(a)	Given the commitment of the HSBC Group to comply with applicable laws and regulations related to financial crimes, banks or other members of the HSBC Group may be required to take appropriate action (“Compliance Action”) to prevent financial crimes (including but not limited to fraud, money laundering, terrorism, tax evasion, sanctions evasion, or other financial crimes), unless taking such action would result in the bank violating any applicable Chinese laws and regulations.

(b)	The bank or any member of the HSBC Group shall not be liable to the borrower for taking compliance actions, including any delay or failure to fulfill the bank’s obligations under this credit letter caused by compliance actions.

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